SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 19, 2016
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A-MARK PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2464169
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

429 Santa Monica Blvd. Suite 230 Santa Monica, CA	90401
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (310) 587-1477
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers
On February 19, 2016, A-Mark Precious Metals, Inc. (“A-Mark”) entered into a new employment agreement with Gregory N. Roberts, A-Mark’s current Chief Executive Officer (the “CEO”). The new employment agreement will become effective July 1, 2016, except that it provides for a stock option grant effective upon signing. The new agreement will replace an existing employment agreement that expires June 30, 2016.
Key terms of the new employment agreement:

•	The CEO is employed in that capacity from July 1, 2016 through June 30, 2020.

•
The CEO is permitted to continue to serve in executive capacities at Spectrum Group International, Inc. (“SGI”), for up to 20% of his working time, but the current secondment arrangement between A-Mark and SGI under which the CEO’s services are provided to SGI will not continue after June 30, 2016.

•
First year salary, assuming the CEO remains in service to SGI, will be $520,000, with an annual incentive opportunity to earn an amount equal to 100% of salary by achieving target performance, and with the opportunity to earn 80% of salary at threshold performance levels and up to 150% of salary for above-target performance levels.

•
The new agreement provides for increasing salary levels (with target annual incentive at 100% of salary) for the second and third years of the employment term. Salary level under the new agreement will be adjusted upward by 25% at such time as the CEO ceases to provide services to SGI.

•
Performance goals for the annual incentive will be based 75% on achievement of annual goals tied to the level of pre-tax profits (as defined) and 25% based on achievement of other qualitative and quantitative goals as determined by the Compensation Committee each year. The annual incentive award will permit the A-Mark compensation committee to exercise discretion in determining the final payout in certain cases, but only if a “gate-keeper” performance goal is met so that the award potentially can qualify for tax deductibility under Internal Revenue Code Section 162(m).

•
Under the new agreement, upon signing, the CEO was granted stock options covering 300,000 shares of A-Mark common stock. The options are non-qualified stock options with a maximum term of ten years. One-third of the stock options will be exercisable at $19.80 per share, the closing price on February 19, 2016. These options will vest 33.3% for each completed fiscal year of employment, subject to accelerated vesting in specified circumstances. Two-thirds of the stock options have premium prices, with options for 100,000 shares exercisable at $23.80 and options for 100,000 shares exercisable at $25.50. The premium priced options vest 25% for each completed fiscal year of employment, subject to accelerated vesting in specified circumstances.

•
Benefits under the new agreement will be similar to those under the current employment agreement, except that A-Mark will reimburse the CEO for the cost of term life insurance based on the cost of a five-year, $1 million policy. A provision in the current employment agreement providing for a severance payment upon death is eliminated in the new agreement.

•
Payments and benefits upon termination of employment are similar to those provided under the old agreement, except that severance payable upon a termination by A-Mark not for Cause or termination by the CEO for Good Reason will be governed by a new (initially lower) payment formula. The new formula provides for a lump sum severance payment equal to the annualized level of salary paid from July 1, 2016 (that is, paid under the new agreement) plus the average annual incentive paid for fiscal years under the new agreement, but in any case not less than $1 million.

Item 9.01. Exhibits
(d) Exhibits:

Exhibit	Description
10.1	Employment Agreement, executed February 19, 2016, between A-Mark Precious Metals, Inc. and Gregory N. Roberts.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2016

A-MARK PRECIOUS METALS, INC.

By:    /s/ Carol Meltzer
Name:    Carol Meltzer
Title:    General Counsel and Secretary